Exhibit 5.1



April 10, 1998





Intervest Bancshares Corporation
10 Rockefeller Plaza, Suite 1015
New York, New York  10020-1903

         Re:      Intervest Bancshares Corporation
                  Registration Statement on Form SB-2

Gentlemen:

         You have requested our opinion in connection with a Registration Statement on Form SB- 2 (the "Registration Statement") filed by Intervest
Bancshares Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the Company's issuance and sale of up to $6,000,000 principal amount of its Series __/__/98 Subordinated Convertible Debentures (the "Debentures"). Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Registration Statement.

         In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation of the Company, the Bylaws of the Company, Certificates of Public Officials and Officers of the Company and such other documents and records as we have deemed necessary or appropriate for purposes of our opinion.

         Based  on  the  foregoing,   and  subject  to  the  qualifications  and
assumptions referred to herein, we are of the opinion that:

         a. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

         b. The Debentures, when executed and authenticated in the manner set forth in the Indenture and issued, sold and delivered against payment therefor in accordance with the Underwriting Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable after the Company in accordance with their terms, subject to (i) applicable bankruptcy, moratorium, insolvency, reorganization and similar laws relating to or affecting creditor rights generally and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).




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         c.  When  shares  of Class A  Common  Stock  which  are  issuable  upon conversion of the Debentures have been issued and delivered upon any conversion of the Debentures in accordance with the terms of the Debentures, such shares of Class A Common Stock will be duly and validly issued, fully paid and nonassessable.

         We have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the truth of all facts recited in all relevant documents.

         The opinions set forth above are limited to the laws of the states of Delaware and New York and the federal laws of the United States.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings "Tax Consequences - Warrants" and "Legal Matters" in the prospectus included in the Registration Statement.


                                   Very truly yours,

                                   Harris Beach & Wilcox, LLP



                                   By:      /s/ Thomas E. Willett
                                            ---------------------
                                                Thomas E. Willett,
                                                Member of the Firm